Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces There Will Be No April Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News

_________________________________________________________Release_

For Immediate Release

Houston, Texas – April 30, 2021 – PACIFIC COAST OIL TRUST (OTC Pink–ROYTL) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest of record on April 30, 2021 based on the Trust’s calculation of net profits generated during February 2021 (the “Current Month”) as provided in the conveyance of net profits interests and overriding royalty interest (the “Conveyance”). If the Trust continues to receive insufficient monthly income from its net profits interests and overriding royalty interest, the Trust is expected to terminate by its terms by the end of 2021. As described further below, based on information from PCEC, the likelihood of distributions to the unitholders in the foreseeable future is extremely remote. The Trust may also be terminated upon the occurrence of other events as described in the Trust’s filings with the SEC. All financial and operational information in this press release has been provided to the Trustee by PCEC.

The Current Month’s distribution calculation for the Developed Properties resulted in an operating deficit of approximately $6,000. Revenues from the Developed Properties were approximately $2.04 million, lease operating expenses including property taxes were approximately $1.77 million, and development costs were approximately $279,000. The average realized price for the Developed Properties was $58.51 per Boe for the Current Month, as compared to $51.00 per Boe in January 2021. Oil prices have continued to rise in recent months, following the sharp decline in the first quarter of 2020, and were higher in the Current Month as compared to February 2020. The cumulative net profits deficit amount for the Developed Properties remained steady at approximately $25.2 million in the Current Month

The Current Month’s calculation included approximately $55,000 generated from the 7.5% overriding royalty interest on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $56.39 per Boe in the Current Month, as compared to $49.03 per Boe in January 2021. The cumulative net profits deficit for the Remaining Properties decreased by approximately $89,000 and was approximately $2.6 million for the Current Month.

The monthly operating and services fee of approximately $95,000 payable to PCEC and Trust general and administrative expenses of approximately $70,000 together exceeded the payment of approximately $55,000 received from PCEC from the 7.5% overriding royalty interest on the Remaining Properties, creating a shortfall of approximately $109,000.

PCEC has provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due. As of March 31, 2021, the letter of credit has been fully drawn down. Further, the trust agreement provides that if the Trust requires more than the $1 million under the letter of credit to pay administrative expenses, PCEC will, upon written request of the Trustee, loan funds to the Trust in such amount as necessary to pay such expenses. Under the trust agreement, the Trust may only use funds provided under the letter of credit or loaned by PCEC or another source to pay the Trust’s current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business. In addition to the $1 million letter of credit that the Trust received from PCEC and that has been drawn down, the Trust will be borrowing funds from PCEC to pay the expected shortfall of approximately $109,000, bringing the total amount of outstanding borrowings (not including the amount drawn on the letter of credit) from PCEC to approximately $389,000, including interest thereon, related to shortfalls from prior months. Consequently, no further distributions may be made to Trust unitholders until the Trust’s indebtedness created by such amounts drawn or borrowed, including interest thereon, has been paid in full. The Trust also owes PCEC approximately $667,000 in unpaid monthly operating and services fees, which also must be paid to PCEC before any distributions can be made to Trust unitholders.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the Current Month:

	Underlying Properties
	Sales Volumes		Average Price
	(Boe)	(Boe/day)	(per Boe)
Developed Properties (a)	34,873	1,245	$58.51
Remaining Properties (b)	13,979	499	$56.39

(a) Crude oil sales represented 98% of sales volumes
(b) Crude oil sales represented 100% of sales volumes

Update on Estimated Asset Retirement Obligations

As previously disclosed, in November 2019, PCEC informed the Trustee that, as permitted by the Conveyance, PCEC intended to begin deducting its estimated asset retirement obligations (“ARO”) associated with the West Pico, Orcutt Hill, Orcutt Hill Diatomite, East Coyote and Sawtelle fields, thereby reducing the amounts payable to the Trust under its Net Profits Interests. ARO is the accounting recognition related to plugging and abandonment obligations that all oil and gas operators face. PCEC engaged an accounting firm, Moss Adams LLP (“Moss Adams”), acting as third-party consultants, to assist PCEC in determining its estimated ARO, and on February 27, 2020, PCEC informed the Trustee that based on the analysis performed by Moss Adams, PCEC’s estimated ARO, as of December 31, 2019, is $45,695,643, which is approximately $10.0 million less than the amount that was originally estimated before Moss Adams completed its analysis, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.  According to PCEC and its third-party consultants, its estimated ARO, which reflects PCEC’s assessment of current market conditions as of December 31, 2019 and changes in California law, was determined to be approximately $33.2 million for the Developed Properties and approximately $12.5 million for the Remaining Properties, or approximately $26.5 million and approximately $3.1 million net to the Trust, respectively, and PCEC has reflected these amounts beginning with the calculation of the net profits generated during January 2020. The accrual has resulted in a current cumulative net profits deficit of approximately $28.4 million, which must be recouped from proceeds otherwise payable to the Trust from the Trust’s Net Profits Interests. Therefore, until the net profits deficit is eliminated, the only cash proceeds the Trust will receive are pursuant to the 7.5% overriding royalty interest.

PCEC has informed the Trustee that in accordance with generally accepted accounting principles, PCEC will evaluate the ARO on a quarterly basis. As a result of that re-evaluation, the actual ARO incurred in the future may be greater or less than the estimated amounts provided by PCEC.

Based on PCEC’s estimate of its ARO attributable to the Net Profits Interest, deductions relating to estimated ARO are likely to eliminate the likelihood of any distributions to Trust unitholders for the foreseeable future, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.

As previously disclosed, the Trust engaged Martindale Consultants, Inc. (“Martindale”), a provider of analysis and compliance review services to the oil and gas industry, to perform an independent review of the estimated ARO in the Moss Adams report that PCEC provided to the Trustee. The Trustee also has engaged an accounting expert to advise the Trustee regarding the accruals that PCEC has booked relating to its estimated ARO. As disclosed in the Trust’s Current Report on Form 8-K filed on December 29, 2020, Martindale has completed its review of the estimated ARO and on December 21, 2020 provided its analysis and recommendations to the Trustee. Based on Martindale’s recommendations provided in its report to the Trust, as disclosed in the Trust’s Current Report on Form 8-K filed on December 29, 2020, the Trustee requested that PCEC promptly make several adjustments to its calculations and methods of deducting ARO from the proceeds to which the Trust is otherwise entitled pursuant to its Net Profits Interests. PCEC has responded to the Trustee, claiming that the adjustments would violate applicable contracts and accounting standards, and has therefore declined to make any adjustments to the estimated ARO calculation based on those requests and the recommendations of the Martindale report. The Trustee has concluded that it has taken all action reasonably available to it under the Trust’s governing documents in connection with PCEC’s ARO calculation and therefore has determined not to take further action at this time.

As described in more detail in the Trust’s filings with the SEC, the Trust will terminate if the annual cash proceeds received by the Trust from the Net Profits Interests and 7.5% overriding royalty interest total less than $2.0 million for each of any two consecutive years. PCEC is deducting estimated ARO, thereby reducing the amounts payable to the Trust. Unless significant market changes were to occur, no payments will be made by PCEC to the Trust for the foreseeable future, which would result in the total proceeds received by the Trust to total less than $2.0 million in each of 2020 and 2021.

Production Update

PCEC has informed the Trustee that production continues to lag compared to historical periods, while PCEC strategically deploys capital to enhance production. Costs associated with returning wells to service must be recovered before cash flow to the Trust can be created. PCEC has informed the Trustee that unless a substantial number of wells return to production, or oil prices improve significantly or both, any monthly payments that PCEC may make to the Trust may not be sufficient to cover the Trust’s administrative expenses, and therefore the likelihood of distributions to the unitholders in the foreseeable future is extremely remote.

Overview of Trust Structure

Pacific Coast Oil Trust is a Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits, and royalty interests are described in the Trust’s filings with the SEC. As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit https://royt.q4web.com/home/default.aspx.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include estimates of future asset retirement obligations, expectations regarding the impact of deductions for such obligations on future distributions to unitholders, estimates of future total distributions to unitholders in 2021, expectations regarding the impact of lower commodity prices on oil and gas reserve estimates, statements regarding the impact of returning shut-in wells to production, expectations regarding PCEC’s ability to loan funds to the Trust, and the amount and date of any anticipated distribution to unitholders. In any case, PCEC’s deductions of its estimated asset retirement obligations will have a material adverse effect on distributions to the unitholders and on the trading price of the Trust units and may result in the termination of the Trust. Any anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which declined significantly during 2020, could decline again and could remain low for an extended period of time in light of the economic effects of the COVID-19 pandemic and actions taken by Russia and the members of the Organization of Petroleum Exporting Countries regarding production levels. Other important factors that could cause actual results to differ materially include expenses related to the operation of the Underlying Properties, including lease operating expenses, expenses of the Trust, and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 8, 2019, and if applicable, the Trust’s subsequent Quarterly Reports on Form 10-Q. The Trust's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available over the Internet at the SEC's website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002